 NEWS RELEASE

For Immediate Release
November 5, 2009

Canwest agrees with ad hoc committee of 8% senior subordinated noteholders to extend deadline for filing a recapitalization plan

WINNIPEG – Canwest Global Communications Corp. (“Canwest” or the “Company”) announced today that Canwest and certain of its subsidiaries have agreed with members of the ad hoc committee of 8% senior subordinated noteholders (the “Ad Hoc Committee”) of Canwest Media Inc. to extend until November 30, 2009 the date by which the Company must file a consensual recapitalization plan with the Ontario Superior Court of Justice (the “Court”). The previously announced support agreement between Canwest and certain of its subsidiaries and the Ad Hoc Committee originally contemplated the filing with the Court no later than November 5, 2009.

The extension provides Canwest with additional time to develop, in consultation with the members of the Ad Hoc Committee, a comprehensive plan for an orderly and structured recapitalization for the benefit of all stakeholders.

More information about Canwest’s restructuring can be found at www.canwest.com.

Forward Looking Statements:

This news release contains certain forward-looking statements about the objectives, strategies, financial conditions, results of operations and businesses of Canwest. Statements that are not historical facts are forward-looking and are subject to important risks, uncertainties and assumptions.  These statements are based on our current expectations about our business and the markets in which we operate, and upon various estimates and assumptions.  The results or events predicted in these forward-looking statements may differ materially from actual results or events if known or unknown risks, trends or uncertainties affect our business, or if our estimates or assumptions turn out to be inaccurate.  As a result, there is no assurance that the circumstances described in any forward-looking statement will materialize.  Significant and reasonably foreseeable factors that could cause our results to differ materially from our current expectations are discussed in the section entitled "Risk Factors" contained in our Annual Information Form for the year ended August 31, 2008 dated November 24, 2008 filed by Canwest Global Communications Corp. with the Canadian securities commissions (available on SEDAR at  www.sedar.com), as updated in our most recent Management's Discussion and Analysis for the nine months ended May 31, 2009. Unless required by law, we disclaim any intention or obligation to update any forward-looking statement even if new information becomes available, as a result of future events or for any other reason.

About Canwest Global Communications Corp.

Canwest Global Communications Corp. (www.canwest.com) is Canada’s largest media company. In addition to owning the Global Television Network, operating 18 industry-leading specialty channels and having ownership in 5 specialty channels, Canwest is Canada’s largest publisher of English language paid daily newspapers and owns and operates more than 80 online properties.

For further information:

Media Contact:
John Douglas, Senior Vice President, Public Affairs
Tel: (204) 953-7737
jdouglas@canwest.com

Investor Contact:
Hugh Harley, Director, Investor Relations
Tel: (204) 953-7731
hharley@canwest.com